Exhibit 15.2

KPMG Auditores Independentes

Rua do Passeio, 38 - Setor 2 - 17º andar - Centro

20021-290 - Rio de Janeiro/RJ - Brasil

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil

Telefone +55 (21) 2207-9400

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Vale S.A.:

We consent to the incorporation by reference in the registration statement on the Forms F-3 of Vale S.A. (No. 333-225723) and Vale Overseas Limited (No. 333-225723-01) and on the Forms S-8 of Vale S.A. (No. 333-223718, No. 333-172847 and No. 333-164748) of our report dated April 18, 2019, with respect to the consolidated statement of financial position of Vale S.A., as of December 31, 2018 and the related consolidated income statement and statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes , which report appears in the December 31, 2019 annual report on Form 20-F of Vale S.A.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Rio de Janeiro, Brazil
April 3, 2020

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.